Exhibit 10.1

LAUREATE EDUCATION, INC.
DIRECTORS DEFERRAL PLAN
Effective as of July 9, 2025
1.Purpose. The purpose of the Laureate Education, Inc. Directors Deferral Plan (the “Plan”) is to attract and retain the services of experienced individuals to serve on the Board by providing them with opportunities to defer income taxes on certain equity-based compensation payable in connection with their service on the Board.
2.Definitions. Unless otherwise defined in the Plan, capitalized terms used in the Plan shall have the meanings assigned to them in the Incentive Plan.
(a)“Annual Equity Grant” means the annual equity grant awarded by the Company to an Eligible Director under the Incentive Plan as part of the annual Board retainer in connection with an Eligible Director’s service on the Board.
(b)“Board” means the Board of Directors of the Company.
(c)“Cash Retainer” means the cash portion of an Eligible Director’s annual Board retainer (and independent chair retainer) (and excluding any annual committee fees) payable in connection with an Eligible Director’s service on the Board.
(d)“Change in Control” means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, as determined under Section 409A of the Code.
(e)“Company” means Laureate Education, Inc.
(f)“Company Group” means the Company and its Subsidiaries.
(g)“Compensation Committee” means the Compensation Committee of the Board.
(h)“Deferral Account” means a notional bookkeeping account maintained for each Participant reflecting deferrals made under the Plan.
(i)“Deferred Stock Unit” means an unsecured promise to deliver one share of Common Stock on the applicable settlement date of such unit.
(j)“Election Form” means the form of election established for the purpose of making deferrals under the Plan that is executed by such Participant and filed with the Company.
(k)“Eligible Director” means, unless otherwise determined by the Compensation Committee, each member of the Board who is not an employee of the Company or any other member of the Company Group.
(l)“Incentive Plan” means the Laureate Education, Inc. Amended and Restated 2013 Long-Term Incentive Plan, as may be amended from time to time, and any successor plan thereto adopted by the Company’s shareholders.
(m)“Participant” means each Eligible Director who makes a deferral under the Plan.
3.Eligibility. Unless otherwise determined by the Compensation Committee, each Eligible Director shall be entitled to participate in the Plan.

4.Administration.
(a)The Plan shall be administered by the Compensation Committee. Subject to the terms of the Plan and applicable law, the Compensation Committee shall have full power and authority to: (i) designate Eligible Directors for participation; (ii) determine the terms and conditions of any deferral made under the Plan; (iii) interpret and administer the Plan and any instrument or agreement relating to, or deferral made under, the Plan; (iv) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (v) make any other determination and take any other action that the Compensation Committee deems necessary or desirable for the administration of the Plan. To the extent legally permitted, the Compensation Committee may, in its discretion, delegate to one or more officers of the Company any or all authority and responsibility to act with respect to administrative matters with respect to the Plan. The determination of the Compensation Committee on all matters within its authority relating to the Plan shall be final, conclusive and binding upon all parties, including but not limited to the Company, its shareholders and the Participants.
(b)Notwithstanding anything to the contrary contained in the Plan, the Board may, in its sole discretion, at any time and from time to time, administer the Plan. In any such case, the Board shall have all the authority granted to the Compensation Committee under the Plan.
5.Deferrals under the Plan.
(a)Deferral Elections.
(i)An Eligible Director may elect to defer receipt of all or a portion of any shares of Common Stock otherwise issuable to such Eligible Director in respect of (x) any Restricted Stock Units granted in respect of such Eligible Director’s Annual Equity Grant or (y) any Restricted Stock Units granted in respect of such Eligible Director’s Cash Retainer, in each case, in 25% increments. For the avoidance of doubt, all references to Restricted Stock Units in this Plan will include (as applicable) Restricted Stock Units awarded to an Eligible Director in respect of such Eligible Director’s Annual Equity Grant, and/or Restricted Stock Units granted to an Eligible Director in lieu of such Eligible Director’s Cash Retainer.
(ii)A Participant’s deferral election shall be made pursuant to an Election Form. Each Election Form will remain in effect until superseded or revoked pursuant to this Section 5 and will require a Participant to specify:
(A)the portion of shares of Common Stock otherwise issuable in respect of any Restricted Stock Unit that will be deferred into a Participant’s Deferral Account under the Plan; and
(B)the time at which the amounts to be credited to such Participant’s Deferral Account pursuant to the Election Form will be distributed.
(iii)An Election Form relating to Restricted Stock Units must be completed and filed with the Company (and become irrevocable) prior to the beginning of the calendar year during which the services to which such Restricted Stock Units relate are performed. Notwithstanding the foregoing, an Election Form may be filed with the Company by a Participant within 30 days after such Participant first becomes an Eligible Director, but such election may only apply to the portion of Restricted Stock Units that relate to services performed following the date on which such Participant executes such Election Form.
(b)A Participant who has an Election Form on file with the Company may execute and file with the Company a subsequent Election Form at any time. Such subsequent Election Form shall apply to any Restricted Stock Units granted to such Participant following the end of the year in which such subsequent Election Form is executed. A Participant may also revoke an Election Form at any time by providing written notice to the Chief Legal Officer of the Company (or such other person designated by the Compensation Committee from time to time). Such revocation shall apply to any Restricted Stock Units granted to such Participant following the end of the year in which such notice is provided.
(c)A Participant may elect to redefer the issuance of shares of Common Stock upon distribution from such Participant’s Deferral Account to a time following the time specified on the applicable Election Form; provided, that any such redeferral (i) will not take effect for at least 12 months after the date on which the redeferral election is made; (ii) must defer the distribution for at least five years from the date the original distribution would have otherwise been made; and (iii) must be made at least 12 months before the date the distribution would have otherwise been made under the applicable Election Form. Any redeferral election that does not satisfy the applicable foregoing requirements will be invalid, null, and void, and the payment schedule set forth in such previous Election Form shall control. Such redeferral election shall be made in the form of a document established for such purpose by the Compensation Committee that is executed by such Participant and filed with the Chief Legal Officer of the Company (or such other person designated by the Compensation Committee from time to time).
6.Deferral Accounts.
(a)The Company shall maintain a Deferral Account on behalf of each Participant and shall make additions to and subtractions from such Deferral Account as provided herein. Sub-accounts may be created to reflect deferrals under the Plan relating to any calendar year.
(b)All shares of Common Stock issuable in respect of any Restricted Stock Unit that has been deferred under the Plan pursuant to an Election Form shall be credited to the Participant’s Deferral Account upon the applicable vesting date of the Restricted Stock Unit as a number of Deferred Stock Units equal to the number of shares of Common Stock so deferred.
(c)Deferred Stock Units credited to a Participant’s Deferral Account shall be subject to the terms of the Incentive Plan and the applicable Award Agreement. In the event the Administrator makes an adjustment or substitution to outstanding Awards under Section 10 of the Incentive Plan, the Administrator shall make appropriate equitable adjustments or substitutions to the Deferred Stock Units credited to a Participant’s Deferral Account (which may include, without limitation, the crediting of Dividend Equivalents with respect to extraordinary cash dividends, as applicable, to the Participant’s Deferral Account, in the manner provided in Section 6(f) below).
(d)To the extent that Restricted Stock Units subject to a deferral election under this Plan are entitled to receive Dividend Equivalents in connection with a regular or an extraordinary dividend upon or following the date such Restricted Stock Units are credited to the Participant’s Deferral Account as Deferred Stock Units under Section 6(b) (whether Dividend Equivalents are provided pursuant to the applicable Award Agreement, pursuant to approval by the Board, pursuant to Section 10 of the Incentive Plan, or otherwise), such Deferred Stock Units credited to a Participant’s Deferral Account will receive such Dividend Equivalents.
(e)To the extent cash Dividend Equivalents have been accrued with respect to unvested Restricted Stock Units (“Accrued Dividend Equivalents”) prior to the date such Restricted Stock Units are credited to Participant’s Deferral Account as Deferred Stock Units, upon the vesting of such Restricted Stock Units and the associated crediting of Deferral Stock Units to a Participant’s Deferral Account, the credit to a Participant’s Deferral Account will include additional Deferred Stock Units equal to (i) the related Accrued Dividend Equivalents, divided by (ii) the Fair Market Value of a share of Common Stock on the date the Deferred Units are credited to the Deferral Account (rounded down to the nearest whole Deferred Stock Unit). Any such additional Deferred Stock Units shall be subject to the same payment terms set forth herein as the Deferred Stock Units to which they relate.
(f)Any such Dividend Equivalents will be credited to the Participant’s Deferral Account on the same date(s) on which the underlying dividend would otherwise have been paid or issued to outstanding Shares. To the extent the underlying dividend on the Shares is a cash dividend, the credit to a Participant’s Deferral Account will be in the form of additional Deferred Stock Units equal to (i) the product of the total number of Deferred Stock Units credited to such Deferral Account immediately prior to such dividend record date multiplied by the dollar amount of the cash dividend payable per Share, divided by (ii) the Fair Market Value of a Share on such dividend payment date (rounded down to the nearest whole Deferred Stock Unit). To the extent the underlying dividend on the Shares is a share dividend, the credit to a Participant’s Deferral Account will be in the form of an equal number of additional Deferred Stock Units in accordance with the terms of this Section 6.
7.Timing and Form of Distribution.
(a)Subject to this Section 7, at the time specified on the applicable Election Form, the Participant shall receive a number of shares of Common Stock equal to the number of Deferred Stock Units initially credited to the Participant’s Deferral Account in connection with such Election Form, plus any accumulated Dividend Equivalents credited to the Participant’s Deferral Account under Section 6(c) or Section 6(d), and the Company shall debit the Participant’s Deferral Account accordingly.
(b)The Compensation Committee, in its sole discretion, may accelerate the distribution of all or a portion of a Participant’s Deferral Account if such Participant experiences an unforeseeable emergency or hardship, provided that such distribution complies with Section 409A of the Code.
(c)Notwithstanding anything contained in the Plan or an Election Form to the contrary, the entirety of a Participant’s Deferral Account shall be distributed in a lump sum in accordance with subsection (a) above upon a Change in Control.
8.General Provisions Applicable to Deferrals.
(a)Except as may be permitted by the Compensation Committee, (i) no deferral and no right under such deferral shall be assignable, alienable, saleable or transferable by a Participant otherwise than by will or pursuant to Section 8(b) and (ii) during a Participant’s lifetime, each deferral, and each right under such deferral, shall be exercisable only by such Participant or, if permissible under applicable law, by such Participant’s guardian or legal representative. The provisions of this Section 8(a) shall not apply to any deferral that has been distributed to a Participant.
(b)A Participant may make a written designation of beneficiary or beneficiaries to receive all or part of the distributions under this Plan in the event of death at such times prescribed by the Compensation Committee by using forms and following procedures approved or accepted by the Compensation Committee for that purpose. Any shares of Common Stock that become payable upon a Participant’s death, and as to which a designation of beneficiary is not in effect, will be distributed to the Participant’s estate.
(c)Following distribution of shares of Common Stock, the Participant will be the beneficial owner of the net shares of Common Stock issued and will be entitled to all rights of ownership.
9.Amendments and Termination.
(a)The Compensation Committee, in its sole discretion, may amend, suspend or discontinue the Plan or any deferral at any time; provided, that no such amendment, suspension or discontinuance shall reduce the accrued benefit of any Participant except to the extent necessary to comply with applicable law. The Compensation Committee further has the right, without a Participant’s consent, to amend or modify the terms of the Plan and such Participant’s deferral to the extent that the Compensation Committee deems it necessary to avoid adverse or unintended tax consequences to such Participant under federal, state or local income tax laws.
(b)The Compensation Committee, in its sole discretion, may terminate the Plan at any time, as long as such termination complies with then applicable tax and other requirements.

(c)Such other changes to deferrals shall be permitted and honored under the Plan to the extent authorized by the Compensation Committee and consistent with Section 409A of the Code.
10.Miscellaneous.
(a)No Eligible Director or other person shall have any claim to be entitled to make a deferral under the Plan, and there is no obligation for uniformity of treatment of Participants or beneficiaries under the Plan. The terms and conditions of deferrals under the Plan need not be the same with respect to each Participant.
(b)The opportunity to make a deferral under the Plan shall not be construed as giving a Participant the right to be retained in the service of the Board or the Company. A Participant’s deferral under the Plan is not intended to confer any rights on such Participant except as set forth in the Plan and the applicable Election Form.
(c)Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.
(d)If any provision of the Plan or any Election Form is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any person or deferral, or would disqualify the Plan or any deferral under any law deemed applicable by the Compensation Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Compensation Committee, materially altering the intent of the Plan or such Election Form, such provision shall be stricken as to such jurisdiction, person or deferral, and the remainder of the Plan and such Election Form shall remain in full force and effect.
11.Effective Date of the Plan. The Plan shall be effective as of the date on which the Plan is adopted by the Board.
12.Unfunded Status of the Plan. The Plan is unfunded. The Plan, together with the applicable Election Form, shall represent at all times an unfunded and unsecured contractual obligation of the Company. Each Participant and beneficiary will be an unsecured creditor of the Company with respect to all obligations owed to them under the Plan. No Participant or beneficiary will have any interest in any fund or in any specific asset of the Company of any kind, nor shall such Participant or beneficiary or any other person have any right to receive any payment or distribution under the Plan except as, and to the extent, expressly provided in the Plan and the applicable Election Form. Any reserve or other asset that the Company may establish or acquire to assure itself of the funds to provide payments required under the Plan shall not serve in any way as security to any Participant or beneficiary for the Company’s performance under the Plan.
13.Section 409A of the Code. With respect to deferrals that are subject to Section 409A of the Code, the Plan is intended to comply with the requirements of Section 409A of the Code, and the provisions of the Plan and any Election Form shall be interpreted in a manner that satisfies the requirements of Section 409A of the Code, and the Plan shall be operated accordingly. If any provision of the Plan or any term or condition of any Election Form would otherwise frustrate or conflict with this intent, the provision, term or condition will be interpreted and deemed amended so as to avoid this conflict. Notwithstanding anything in the Plan to the contrary, distributions may only be made under the Plan upon an event and in a manner permitted by Section 409A of the Code, and all payments to be made upon termination of a Participant’s service from the Board under this Plan may only be made upon a “separation from service” under Section 409A of the Code. If any Participant is a “specified employee” under Section 409A of the Code (as determined by the Compensation Committee) and if the Participant’s distribution under the Plan is to commence, or be paid upon, separation from service, payment of the distribution shall be delayed for a period of six months after the Participant’s separation date, if required pursuant to Section 409A of the Code. If payment is delayed, the accumulated postponed amount shall be paid within 10 days after the end of the six-month period following the date on which the Participant separates from service.
14.Governing Law. The Plan shall be governed by and construed in accordance with the internal laws of the State of Maryland applicable to contracts made and performed wholly within the State of Maryland, without giving effect to the conflict of laws provisions thereof.